Exhibit 21.1

As of February 11, 2014, NanoFlex Power Corporation (the “Company”) had the following subsidiary:

Name	Jurisdiction	Equity Owners and Percentage of Equity Securities Held

Global Photonic Energy Corporation	Pennsylvania	100% owned by the Company